2006 EMPLOYMENT AGREEMENT

         This employment agreement (this "Agreement") is made as of the 10th day of January 2006 by and between Integra LifeSciences Holdings Corporation, a Delaware Corporation (the "Company") and Maureen B. Bellantoni ("Executive").

                                   Background

         The Company desires to employ Executive as Executive Vice President and Chief Financial Officer of the Company, and Executive desires to become the Executive Vice President and Chief Financial Officer of the Company, on the terms and conditions contained in this Agreement. Executive will be substantially involved with the Company's operations and management and will learn trade secrets and other confidential information relating to the Company and its customers; accordingly, the noncompetition covenant and other restrictive covenants contained in Section 15 of this Agreement constitute essential elements hereof.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intended to be legally bound hereby, the parties hereto agree as follows:

                                      Terms

          1. Definitions. The following words and phrases shall have the meanings set forth below for the purposes of this Agreement (unless the context clearly indicates otherwise):

            (a) "Base Salary" shall have the meaning set forth in Section 5.

            (b) "Board" shall mean the Board of Directors of the Company, or any successor thereto.

            (c) "Cause," as determined by the Board in good faith, shall mean
                Executive has --

                (1) failed to perform her stated duties in all material
                    respects, which failure continues for 15 days after her receipt of written notice of the failure;

                (2) intentionally and materially breached any provision of this
                    Agreement and not cured such breach (if curable) within 15 days of her receipt of written notice of the breach;

                (3) demonstrated her personal dishonesty in connection with her employment by the Company;

                (4) engaged in a breach of fiduciary duty in connection with her employment with the Company; or

                (5) engaged in willful misconduct that is materially and
                    demonstrably injurious to the Company or any of its subsidiaries;

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                (6) been convicted or having pleaded guilty or nolo contendere to a felony or to any other crime involving moral turpitude which conviction or plea is materially and demonstrably injurious to the Company or any of its subsidiaries; or

                (7) failed to comply with the requirements of the last sentence of Section 2.

            (d) A "Change in Control" of the Company shall be deemed to have occurred:

                (1) if the "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing more than fifty percent (50%) of the combined voting power of Company Voting Securities (as herein defined) is acquired by any individual, entity or group (a "Person"), other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or an affiliate thereof, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (for purposes of this Agreement, "Company Voting Securities" shall mean the then outstanding voting securities of the Company entitled to vote generally in the election of directors); provided, however, that any acquisition from the Company or any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (3) of this definition shall not be a Change in Control under this paragraph (1); or

                (2) if individuals who, as of the date hereof, constitute the
                    Board (the "Incumbent Board") cease for any reason during any period of at least 24 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                (3) upon consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of any entity (a "Business Combination"), in each case, unless immediately following

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                    such Business Combination: (i) Company Voting Securities
                    outstanding immediately prior to such Business Combination (or if such Company Voting Securities were converted pursuant to such Business Combination, the shares into which such Company Voting Securities were converted) (x) represent, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (the "Surviving Corporation"), or, if applicable, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries (the "Parent Corporation") and (y) are held in substantially the same proportions after such Business Combination as they were immediately prior to such Business Combination; (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Company existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

                (4) upon approval by the stockholders of the Company of a
                    complete liquidation or dissolution of the Company.

            (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

            (f) "Company" shall mean Integra LifeSciences Holdings Corporation and any corporation, partnership or other entity owned directly or indirectly, in whole or in part, by Integra LifeSciences Holdings Corporation.

            (g) "Disability" shall mean Executive's inability to perform her duties hereunder by reason of any medically determinable physical or mental impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of not fewer than six months.

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            (h) "Good Reason" shall mean:

                (1) a material breach of this Agreement by the Company which is not cured by the Company within 15 days of its receipt of written notice of the breach;

                (2) the relocation by the Company of the Executive's office location to a location more than forty (40) miles from Princeton, New Jersey;

                (3) without Executive's express written consent, the Company reduces Executive's Base Salary or bonus opportunity, or materially reduces the aggregate fringe benefits provided to Executive (except to the extent permitted by Sections 5, 6 or 7, respectively) or substantially alters the Executive's authority and/or title as set forth in Section 2 hereof in a manner reasonably construed to constitute a demotion, provided, Executive resigns within 90 days after the change objected to; or

                (4) without Executive's express written consent, Executive fails at any point during the one-year period following a Change in Control to hold the title and authority (as set forth in Section 2 hereof) with the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) that Executive held with the Company immediately prior to the Change of Control, provided Executive resigns within one year of the Change in Control;

                (5) the Company fails to obtain the assumption of this Agreement by any successor to the Company.

            (i) "Principal Executive Office" shall mean the Company's principal office for executives, presently located at 311 and 313 Enterprise Drive, Plainsboro, New Jersey 08536.

            (j) "Termination Date" shall mean the date specified in the
                Termination Notice.

            (k) "Termination Notice" shall mean a dated notice which: (i)
                indicates the specific termination provision in this Agreement relied upon (if any); (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive's employment under such provision;
                (iii) specifies a Termination Date; and (iv) is given in the manner specified in Section 16(i).

          2. Employment. The Company hereby employs Executive as Chief Financial Officer, responsible for the finance department, which shall include the corporate controller, financial reporting, internal audit, tax, and treasury functions of the Company and any such other departments or functions as deemed appropriate by the Chief Executive Officer, and Executive hereby agrees to

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accept such employment and agrees to render services to the Company in such capacity (or in such other capacity in the future as the Board may reasonably deem equivalent to such position) on the terms and conditions set forth in this Agreement. Executive's primary place of employment shall be at the Principal Executive Office and Executive shall report to the Chief Executive Officer. Executive's employment is contingent upon Executive's provision to the Company's Human Resources Department with two original documents verifying her identity and her authorization to work, as well as satisfactory completion of Federal Form I-9.

          3. Term and Renewal of Agreement. Unless earlier terminated by Executive or the Company as provided in Section 12 hereof, the term of Executive's employment under this Agreement shall commence on the date of this Agreement and terminate on January 10, 2007 . This Agreement shall be deemed automatically, without further action, to extend for an additional year on January 10, 2007 and each anniversary thereof, unless either the Board provides written notice to Executive of its election not to extend the term, or Executive gives written notice to the Company of Executive's election not to extend the term. In either case, the written notice shall be given not fewer than 30 days prior to any such renewal date. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

          4. Duties. Executive shall:

            (a) faithfully and diligently do and perform all such acts and duties, and furnish such services as are assigned to Executive as of the date this Agreement is signed, and (subject to Section
                2) such additional acts, duties and services as the Board may assign in the future; and

            (b) devote her full professional time, energy, skill and best efforts to the performance of her duties hereunder, in a manner that will faithfully and diligently further the business and interests of the Company, and shall not be employed by or participate or engage in or in any manner be a part of the management or operations of any business enterprise other than the Company without the prior consent of the Chief Executive Officer or the Board, which consent may be granted or withheld in her or its sole discretion; provided, however, that notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees so long as such service does not materially interfere with Executive's obligations pursuant to this Agreement.

          5. Compensation.

                 (a) Base Salary. Effective January 10, 2006, the Company shall compensate Executive for her services at a base salary of $300,000 per year ("Base Salary"), payable in periodic installments in accordance with the Company's regular payroll practices in effect from time to time. Executive's Base Salary shall be subject to annual reviews, but may not be decreased without Executive's express written consent.

                 (b) Temporary Living Expenses. Subject to Section 5(e), the Company shall reimburse Executive for reasonable expenses for a temporary apartment within commuting distance of the Company's

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          Principal Executive Office and a rental car for a ninety-day period beginning on the date of this Agreement and ending on April 8, 2006, subject to the provision of reasonable supporting documentation and other limitations established by the Company.

                 (c) Reimbursement for Moving Expenses. Subject to Section 5(e), the Company shall reimburse Executive for the expenses that she incurs in relocating her principal residence within commuting distance of the Principal Executive Office in an amount not to exceed $25,000, subject to the provision of reasonable supporting documentation and other limitations established by the Company.

                 (d) Payment for Real Estate Brokerage and Related Legal Fees. Subject to Section 5(e), the Company shall pay the following expenses that Executive incurs in connection with her purchase of a principal residence within commuting distance of the Principal Executive Office: real estate brokerage fees and corresponding legal fees arising from the purchase of said residence, provided, however, that such fees, taken together, do not exceed $75,000, and, provided, further, that Executives signs a contract to purchase such residence on or before April 8, 2006, in any event subject to the provision of reasonable supporting documentation and other limitations established by the Company. From and after April 9, 2006, the Company shall have no obligation to reimburse Executive for the fees contemplated in this
          Section 5(d).

                 (e) Reimbursement by Executive of Company for Relocation Assistance. If Executive terminates her employment with the Company for any reason during the term of this Agreement, Executive shall reimburse the Company for all of the amounts provided her pursuant to Sections 5(b), 5(c) and 5(d) within thirty days of the date of termination of employment. If the term of this Agreement is renewed pursuant to Section 3 and Executive terminates her employment with the Company for any reason between January 11, 2007 and January 10, 2008, Executive shall reimburse the Company for one-half of the amounts provided her pursuant to Sections 5(b), 5(c) and 5(d) within thirty days of the date of termination of employment.

          6. Bonus Opportunity. Executive shall have the opportunity to receive a performance bonus targeted at 40% of Executive's Base Salary, based upon the satisfaction of certain performance objectives as determined by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), in its sole discretion. This performance bonus shall be paid part in cash and part in restricted equity securities pursuant to the plan.

          7. Benefit Plans. Executive shall be entitled to participate in and receive benefits under any employee benefit plan or stock-based plan of the Company in accordance with their terms, and shall be eligible for any other plans and benefits covering executives of the Company, to the extent commensurate with her then duties and responsibilities fixed by the Board. The Company shall not make any change in such plans or benefits that would adversely affect Executive's rights thereunder, unless such change affects all, or substantially all, executive officers of the Company.

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          8. Equity Compensation.

            (a) Performance Stock. On January 10, 2006, the Company shall grant to Executive an Award of 10,000 shares of the Company's common stock subject to certain restrictions and forfeiture (the "Performance Stock"), which shall be contingent upon attainment of certain performance goals (the "Performance Goals") pursuant to the Company's 2003 Equity Incentive Plan and the terms and conditions set forth in the award agreement attached as Exhibit A hereto (the "Performance Stock Award Agreement"), which shall include the specific Performance Goals. In the event of any inconsistency between the terms of this Agreement and the Performance Stock Award Agreement, the Performance Stock Award Agreement shall govern. Subject to attainment of the Performance Goals, 10,000 shares of Performance Stock shall be issued on January 10, 2009; provided, however, that notwithstanding the foregoing, all of the Performance Stock shall be issued on a Change in Control. Until issued, the Performance Stock shall not be transferable and shall be subject to forfeiture.

            (b) S-8. The Company agrees that for so long as it is required to file reports under Sections 13 or 15(d) of the Securities Exchange Act of 1934, it will maintain in effect a Form S-8 registration statement covering the issuance of Performance Stock to Executive.

          9. Vacation. Executive shall be entitled to paid annual vacation in accordance with the policies established from time to time by the Board, which shall in no event be fewer than four weeks per annum.

          10. Business Expenses. The Company shall reimburse Executive or otherwise pay for all reasonable expenses incurred by Executive in furtherance of or in connection with the business of the Company, including, but not limited to, automobile and traveling expenses and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Company.

          11. Disability. In the event Executive incurs a Disability, Executive's obligation to perform services under this Agreement will terminate, and the Board may terminate this Agreement upon written notice to Executive.

          12. Termination.

            (a) Termination without Salary Continuation. In the event (i)
                Executive terminates her employment hereunder other than for Good Reason, or (ii) Executive's employment is terminated by the Company for Cause, Executive shall have no right to compensation or other benefits pursuant to this Agreement for any period after her last day of active employment. Additionally, all unissued Performance Stock shall be forfeited on Executive's last day of active employment.

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            (b) Termination with Salary Continuation (No Change in Control).
                Except as provided in subsection 12(c) in the event of a Change in Control and subject to Executive and the Company executing a general release of all claims against the Company, in the event
                (i) Executive's employment is terminated by the Company for a reason other than death, Disability or Cause, or (ii) Executive terminates her employment for Good Reason, then the Company shall pay Executive a severance amount equal to Executive's Base Salary (determined without regard to any reduction in violation of Section 5) as of her last day of active employment; the severance amount shall be paid in a single sum on the first business day of the month following the Termination Date; and

                (1) maintain and provide to Executive, at no cost to Executive, for a period ending at the earliest of (i) the first anniversary of the Termination Date; (ii) the date of Executive's full-time employment by another employer; or
                    (iii) Executive's death, continued participation in all group insurance, life insurance, health and accident, disability, and other employee benefit plans in which Executive would have been entitled to participate had her employment with the Company continued throughout such period, provided that such participation is not prohibited by the terms of the plan or by the Company for legal reasons; and

                (2) reimburse Executive for any expenses that she incurred in relocating her principal residence to the vicinity of the Principal Executive Office for which she was not reimbursed pursuant to Sections, 5(b), 5(c) and 5(d), including reimbursement for income taxes that Executive incurs, if any, on the amounts provided her under Sections 5(b), 5(c) and 5(d).

            (c) Termination with Salary Continuation (Change in Control).
                Notwithstanding anything to the contrary set forth in subsection 12(b), and subject to Executive and the Company executing a general release of all claims against the Company, in the event within twelve months of a Change in Control: (i) Executive terminates her employment for Good Reason, or (ii) Executive's employment is terminated by the Company for a reason other than death, Disability or Cause, then the Company shall:

                (1) pay Executive a severance amount equal to 2.99 times the amount that results from adding Executive's Base Salary (determined without regard to any reduction in violation of Section 5) as of her last day of active employment plus the target bonus under Section 6; the severance amount shall be paid in a single sum on the first business day of the month following the Termination Date;

                (2) maintain and provide to Executive, at no cost to Executive, for a period ending at the earliest of (i) the first anniversary of the Executive's Termination Date ; or (ii) Executive's death, continued participation in all group

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                    insurance, life insurance, health and accident, disability, and other employee benefit plans in which Executive would have been entitled to participate had her employment with the Company continued throughout such period, provided that such participation is not prohibited by the terms of the plan or by the Company for legal reasons;

                (3) in the event that either the independent public accountants which serve as the auditors of the Company immediately prior to the Change in Control or the Internal Revenue Service determines that any payment, coverage or benefit provided to the Executive is subject to the excise tax imposed by
                    Section 4999 (or any successor provisions) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall promptly pay to the Executive, in addition to other payments, coverage or benefit due and owing hereunder or under any other plan, or agreement, an amount determined by multiplying the rate of the excise tax then imposed by Code
                    Section 4999 by the amount of the "excess parachute payment" received by the Executive (determined without regard to any payments made to the Executive pursuant to this section) and dividing the product so obtained by the amount obtained by subtracting the aggregate local, state and Federal income tax rate applicable to the receipt by the Executive of such "excess parachute payment" (taking into account the deductibility for Federal income tax purposes of the payment of state and local income taxes thereon) from the amount obtained by subtracting from 1.00 the rate of the excise tax then imposed by Code Section 4999 (the "Gross-Up Payment"), it being the intention of the parties hereto that the Executive's net after tax position shall be identical to that which would have obtained had Code Sections 280G and 4999 not been part of the Code. The Gross-Up Payment attributable to payments other than severance compensation described in subsections c(i) and (ii) shall be paid in a lump sum payment on the Termination Date following the Change in Control. The Gross-Up Payment attributable to the severance compensation described in subsections c(i) and
                    (ii) shall be paid in a lump sum payment on the first day on which severance compensation is paid pursuant to subsection c(i) or subsection c(ii). All Gross-Up Payments shall be paid in accordance with section 409A of the Code. For purposes of the calculations required by this subsection (3) reasonable assumptions and approximations may be made with respect to applicable taxes and reasonable good faith interpretations of the Code may be relied upon; and

                (4) pay to Executive all reasonable legal fees and expenses incurred by Executive as a result of such termination of

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                    employment (including all fees and expenses, if any,
                    incurred by Executive in contesting or disputing any such termination or in seeking to obtain to enforce any right or benefit provided to Executive by this Agreement whether by arbitration or otherwise).

            (d) Termination Notice. Except in the event of Executive's death, a termination under this Agreement shall be effected by means of a Termination Notice.

            (e) Section 409A. Notwithstanding any other provision in this
                Agreement to the contrary, any payments that would constitute deferred compensation for purposes of (and subject to) Code
                Section 409A shall be deferred for a period of six months following Executive's separation from service with the Company.

            (f) Death After Vesting. In the event of Executive's death after the vesting of any payment hereunder pursuant to the terms of this Agreement, all payments shall be made to the Executive's estate.

          13. Withholding. The Company shall have the right to withhold from all payments made pursuant to this Agreement any federal, state, or local taxes and such other amounts as may be required by law to be withheld from such payments.

          14. Assignability. The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any entity to which the Company may transfer all or substantially all of its assets, if in any such case said entity shall expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto. The Company may not otherwise assign this Agreement or its rights and obligations hereunder. This Agreement is personal to Executive and her rights and duties hereunder shall not be assigned except as expressly agreed to in writing by the Company.

          15. Restrictive Covenants.

            (a) Covenant Not to Compete. During the term of this Agreement and for a period of one year, in each case following the Termination Date of Executive's employment, Executive shall not, without the express written consent of the Company, directly or indirectly:
                (I) engage, anywhere within the geographical areas in which the Company is conducting business operations or providing services as of the date of Executive's termination of employment, in the tissue engineering business (the use of implantable absorbable materials, with or without a bioactive component, to attempt to elicit a specific cellular response in order to regenerate tissue or to impede the growth of tissue or migration of cells) (the "Tissue Engineering Business"), neurosurgery business (the use of surgical instruments, implants, monitoring products or disposable products to treat the brain or central nervous system) ("Neurosurgery Business"), instrument business (general surgical handheld instruments used for general purposes in

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                surgical procedures) ("Instrument Business"), reconstruction business (bone fixation devices for foot and ankle reconstruction procedures) ("Reconstruction Business") or in any other line of business the revenues of which constituted at least 50% of the Company's revenues during the six (6) month period prior to the Termination Date (together with the Tissue Engineering Business, Neurosurgery Business, Instrument Business and Reconstruction Business, the "Business"); (II) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity engaged in the Business;
                (III) seek in competition with the business of the Company to procure orders from or do business with any customer of the Company; (IV) solicit, or contact with a view to the engagement or employment by any person or entity of, any person who is an employee of the Company; (V) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of the Company) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company; or (VI) engage in or participate in any effort or act to induce any of the customers, associates, consultants, or employees of the Company to take any action which might be disadvantageous to the Company; provided, however, that nothing herein shall prohibit Executive and her affiliates from owning, as passive investors, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged.

            (b) Confidentiality. Executive acknowledges a duty of
                confidentiality owed to the Company and shall not, at any time during or after her employment by the Company, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board, any trade secret, private or confidential information or knowledge of the Company obtained or acquired by her while so employed. All computer software, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, the Company books, records, files and know-how acquired while an employee of the Company are acknowledged to be the property of the Company and shall not be duplicated, removed from the Company's possession or premises or made use of other than in pursuit of the Company's business or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company and, upon termination of employment for any reason, Executive shall deliver to the Company all copies thereof which are then in her possession or under her control. No information shall be treated as "confidential information" if it is generally available public knowledge at the time of disclosure or use by Executive.

            (c) Inventions and Improvements. Executive shall promptly
                communicate to the Company all ideas, discoveries and inventions which are or may be useful to the Company or its business. Executive acknowledges that all such ideas, discoveries,

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                inventions, and improvements which heretofore have been or are hereafter made, conceived, or reduced to practice by her at any time during her employment with the Company heretofore or hereafter gained by her at any time during her employment with the Company are the property of the Company, and Executive hereby irrevocably assigns all such ideas, discoveries, inventions and improvements to the Company for its sole use and benefit, without additional compensation. The provisions of this
                Section 15(c) shall apply whether such ideas, discoveries, inventions, or improvements were or are conceived, made or gained by her alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to the Company's business interests (including potential business interests), and whether or not within the specific realm of her duties. Executive shall, upon request of the Company, but at no expense to Executive, at any time during or after her employment with the Company, sign all instruments and documents reasonably requested by the Company and otherwise cooperate with the Company to protect its right to such ideas, discoveries, inventions, or improvements including applying for, obtaining and enforcing patents and copyrights thereon in such countries as the Company shall determine.

            (d) Breach of Covenant. Executive expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Section 15 and that the Company, in addition to all other remedies, shall be entitled as a matter of right to equitable relief, including injunctions and specific performance, in any court of competent jurisdiction. If any of the provisions of this Section 15 are held to be in any respect unenforceable, then they shall be deemed to extend only over the maximum period of time, geographic area, or range of activities as to which they may be enforceable.

          16. Miscellaneous.

            (a) Amendment. No provision of this Agreement may be amended unless such amendment is signed by Executive and such officer as may be specifically designated by the Board to sign on the Company's behalf.

            (b) Interpretation. This Agreement is intended to comply with the requirements of Section 409A of the Code and all interpretations of this Agreement shall be in accordance with that intent. In that regard, notwithstanding the provisions of Section 16(a), the Company may amend this Agreement without the consent of the Executive if the Company determines that it is necessary in order for the benefits or payments to be made under this Agreement to comply with the requirements of Section 409A of the Code.

            (c) Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that Executive acquires a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

            (d) Prior Employment. Executive represents and warrants that her acceptance of employment with the Company has not breached, and the performance of her duties hereunder will not breach, any duty owed by her to any prior employer or other person.

            (e) Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation or this Agreement. In the event of a conflict between a heading and the content of a Section, the content of the Section shall control.

            (f) Gender and Number. Whenever used in this Agreement, a masculine pronoun is deemed to include the feminine and a neuter pronoun is deemed to include both the masculine and the feminine, unless the context clearly indicates otherwise. The singular form, whenever used herein, shall mean or include the plural form where applicable.

            (g) Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable any other provision of this Agreement and shall not affect the application of any provision to other persons or circumstances.

            (h) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

            (i) Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if hand-delivered, sent by documented overnight delivery service or by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

                           To the Company:

                                    Integra LifeSciences Holdings Corporation
                                    311 Enterprise Drive
                                    Plainsboro, New Jersey 08536
                                    Attn:  President

                           With a copy to:

                                    The Company's General Counsel

                           To the Executive:

                                    Maureen B. Bellantoni
                                    2332 Fawn Lake Circle
                                    Naperville, IL  60564

            (j) Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof.

            (k) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the laws of the State of New Jersey.





                       This Space Left Intentionally Blank

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.


INTEGRA LIFESCIENCES HOLDINGS                        EXECUTIVE
CORPORATION

By:    /s/Stuart M. Essig                            /s/ Maureen B. Bellantoni
       ----------------------                        --------------------------
Name:  Stuart M. Essig                               Maureen B. Bellantoni
Title: President and Chief Executive Officer